UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 5, 2014 (February 4, 2014)

PLURISTEM THERAPEUTICS INC.
(Exact Name of Registrant as Specified in Its Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

001-31392	98-0351734
(Commission File Number)	(IRS Employer Identification No.)

MATAM Advanced Technology Park Building No. 5 Haifa, Israel	31905
(Address of Principal Executive Offices)	(Zip Code)

011 972 74 710 7171
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 4, 2014, the registrant’s board of directors appointed Yaky Yanay, age 42, as President and Chief Operating Officer, and Boaz Gur-Lavie, age 40, as Chief Financial Officer and Secretary, both appointments effective February 4, 2014.

Mr. Yanay was appointed as the registrant’s Chief Financial Officer and Secretary in November 2006, and Executive Vice President in March 2013. Prior to joining the registrant, Mr. Yanay was the Chief Financial Officer of Elbit Vision Systems Ltd., a public company traded over the OTC Bulletin Board. Prior to that Mr. Yanay served as manager of audit groups of the technology sector at Ernst & Young Israel. Mr. Yanay serves as a director of Elbit Vision Systems Ltd. He is a member of the board of directors of Israel Advanced Technologies Industries (IATI), the largest umbrella organization in Israel for companies, organizations, and individuals in the high tech and life science sectors. Mr. Yanay holds a bachelor’s degree with honors in business administration and accounting and is a Certified Public Accountant in Israel.

Mr. Gur-Lavie was appointed as the registrant’s Vice President of Finance on January 1, 2014. Prior to joining the registrant, beginning in 2010 Mr. Gur-Lavie was Chief Financial Officer of Abbott Informatics Solutions Division, an umbrella organization with P&L responsibility for different Abbott informatics brands as well as STARLIMS, which develops software for the laboratory information management systems industry.  Prior to the acquisition of STARLIMS by Abbott Informatics Division in 2010, he was STARLIMS’ Vice President of Finance, beginning in 2005.  Before joining STARLIMS, Mr. Gur-Lavie was the assistant controller of ECI since 2004, and was on the ERS team of Deloitte Israel between 2000 and 2003. He has also served as a lecturer at the Ben Gurion University. Mr. Gur-Lavie holds a master’s degree in finance and a bachelor’s degree in economy and accounting from the University of Ben-Gurion. He is also a Certified Public Accountant in Israel.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLURISTEM THERAPEUTICS INC.

Date: February 5, 2014	By:	/s/ Boaz Gur-Lavie
	Name:	Boaz Gur-Lavie
	Title:	Chief Financial Officer